                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CANANDAIGUA BRANDS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title  of each  class of  securities  to  which  transaction  applies:
          ______________________________________________________________________
     (2)  Aggregate   number  of  securities  to  which   transaction   applies:
          ______________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________
     (4)  Proposed      maximum      aggregate     value     of     transaction:
          ______________________________________________________________________
     (5)  Total fee paid: ______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid: ______________________________________________
     (2)  Form, Schedule or Registration Statement No.: ________________________
     (3)  Filing Party: ________________________________________________________
     (4)  Date Filed: __________________________________________________________

                                   [CBI LOGO]
                            CANANDAIGUA BRANDS, INC.
                          Fine Wines, Spirits & Beers


                         ------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------

                                                                   June 23, 1999

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of Canandaigua Brands, Inc. at One Chase Square, Rochester, New York, on Tuesday, July 20, 1999 at 11:00 a.m.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. The Company's 1999 Annual Report, which is contained in this package, sets forth important business and financial information concerning the Company.

     We hope you are able to attend this year's Annual Meeting.

                                                    Very truly yours,



                                                    /s/ MARVIN SANDS

                                                    MARVIN SANDS
                                                    Chairman of the Board



                                                    /s/ RICHARD SANDS

                                                    RICHARD SANDS
                                                    President and Chief
                                                    Executive Officer

                            CANANDAIGUA BRANDS, INC.
                           300 WillowBrook Office Park
                            Fairport, New York 14450


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 20, 1999
                    ----------------------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CANANDAIGUA BRANDS, INC. the ("Company") will be held at One Chase Square, Rochester, New York, on Tuesday, July 20, 1999 at 11:00 a.m. for the following purposes more fully described in the accompanying Proxy Statement:

     1.   To elect directors of the Company (Proposal No. 1).

     2. To consider and act upon a proposal to approve Amendment Number 6 to the Company's 1989 Employee Stock Purchase Plan (Proposal No. 2).

     3. To consider and act upon a proposal to approve Amendment Number Two to the Company's Long-Term Stock Incentive Plan (Proposal No. 3).

     4. To consider and act upon a proposal to ratify the selection of Arthur Andersen LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending February 29, 2000 (Proposal No. 4).

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 28, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

     A Proxy Statement and proxy are enclosed.

     WE HOPE YOU WILL ATTEND THIS MEETING IN PERSON, BUT IF YOU CANNOT, PLEASE SIGN AND DATE THE ENCLOSED PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /S/ DAVID S. SORCE

                                             DAVID S. SORCE, Secretary

Fairport, New York
June 23, 1999

                            CANANDAIGUA BRANDS, INC.
                           300 WillowBrook Office Park
                            Fairport, New York 14450


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                       1999 ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement is being furnished to the stockholders of CANANDAIGUA BRANDS, INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company. The proxies are for use at the 1999 Annual Meeting of Stockholders of the Company and at any adjournment thereof (the "Meeting"). The Meeting will be held on Tuesday, July 20, 1999 at 11:00 a.m. at One Chase Square, Rochester, New York.

     The shares represented by your proxy, if the proxy is properly executed and returned, and not revoked, will be voted at the Meeting as therein specified. You may revoke your proxy at any time before the proxy is exercised by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person.

     The shares represented by your proxy will be voted FOR the election of the director nominees named herein (Proposal No. 1), unless you specifically withhold authority to vote for one or more of the director nominees. Further, unless you indicate otherwise, the shares represented by your proxy will be voted FOR the proposal to approve Amendment Number 6 to the Company's 1989 Employee Stock Purchase Plan (Proposal No. 2), FOR the proposal to approve Amendment Number Two to the Company's Long-Term Stock Incentive Plan (Proposal No. 3), and FOR the ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending February 29, 2000 (Proposal No. 4).

     The outstanding capital stock of the Company consists of Class A Common Stock and Class B Common Stock. The enclosed proxy has been designed so that it can be used by stockholders owning Class A Common Stock or Class B Common Stock or both Class A Common Stock and Class B Common Stock.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies in person or by telephone or facsimile. The Company has requested persons holding stock for others in their names or in the names of nominees to forward these materials to the beneficial owners of such shares. If requested, the Company will reimburse such persons for their reasonable expenses in forwarding these materials.

     This Proxy Statement and accompanying proxy are being first mailed to stockholders on or about June 25, 1999.


                                VOTING SECURITIES

     The total outstanding capital stock of the Company as of May 28, 1999, consisted of 14,796,434 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), and 3,189,599 shares of Class B Common Stock, par value $.01 per share (the "Class B Stock"). Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of the holder.

     Only holders of record of Class A Stock and Class B Stock on the books of the Company at the close of business on May 28, 1999, the record date for eligibility to vote at the Meeting, are entitled to notice of and to vote at the Meeting and at any adjournment thereof. Subject to certain contrary provisions of Delaware law, the holders of the Class A Stock and the holders of the Class B Stock vote together as a single class on all matters other than the election of directors. Each holder of Class A Stock is entitled to one (1) vote for each share of Class A Stock registered in his or her name, and each holder of Class B Stock is entitled to ten (10) votes for each share of Class B Stock registered in his or her name.

     The holders of a majority of the outstanding aggregate voting power of the Class A Stock and the Class B Stock present at the Meeting, in person or by proxy, will constitute a quorum. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. Proxies relating to shares held in "street name" by brokers or other nominees which may be voted with respect to some, but not all, matters without instruction from the beneficial owner ("broker non-votes") are counted as shares present for determining a quorum.

     Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, directors are elected by a plurality of the votes cast (the highest number of votes cast) by the holders of the shares entitled to vote and actually voting, in person or by proxy. Pursuant to the Company's Restated Certificate of Incorporation, the holders of the Class A Stock, voting as a separate class, are entitled to elect one-fourth of the number of directors to be elected at the Meeting (rounded up to the next number if the total number of directors to be elected is not evenly divisible by four). The holders of the Class B Stock, voting as a separate class, are entitled to elect the remaining number of directors to be elected at the Meeting. The Board of Directors nominated only seven directors because a replacement for Bertram E. Silk, who resigned effective February 28, 1999, has not been selected. As a result of having one vacancy, the holders of Class A Stock will be entitled to elect two directors and the holders of Class B Stock will be entitled to elect five directors. The shares represented by your proxy cannot be voted for a greater number of persons than the number of nominees. Because the directors are elected by a plurality of the votes cast in each election, votes that are withheld will not be counted and will therefore not affect the outcome of the elections.

     The adoption of the proposal to approve Amendment Number 6 to the Company's 1989 Employee Stock Purchase Plan (Proposal No. 2) requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Abstentions will therefore have the effect of negative votes. However, because broker non-votes are not considered entitled to vote, they will not affect the outcome of the vote.

     The adoption of the proposal to approve Amendment Number Two to the Company's Long-Term Stock Incentive Plan (Proposal No. 3) requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Abstentions will therefore have the effect of negative votes. However, because broker non-votes are not considered entitled to vote, they will not affect the outcome of the vote.

     The ratification of the selection of Arthur Andersen LLP as the Company's independent auditors (Proposal No. 4) requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Abstentions will therefore have the effect of negative votes. Broker non-votes, if any, will not affect the outcome of the vote.


                              BENEFICIAL OWNERSHIP

         The following tables and notes set forth as of May 28, 1999 (i) the persons known to the Company to beneficially own more than 5% of the Class A Stock or Class B Stock, (ii) the number of shares beneficially owned by them, and (iii) the percent of such class so owned, rounded to the nearest one-tenth of one percent. This information is based on information furnished to the Company by or on behalf of each person concerned. Unless otherwise noted, the percentages of ownership were calculated on the basis of 14,796,434 shares of Class A Stock and 3,189,599 shares of Class B Stock outstanding as of the close of business on May 28, 1999.

                                        CLASS A STOCK
------------------------------------------------------------------------------------------------

                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                                  ----------------------------------------------
NAME AND ADDRESS OF                SOLE POWER TO     SHARED POWER TO                  PERCENT OF
BENEFICIAL OWNER                  VOTE OR DISPOSE    VOTE OR DISPOSE     TOTAL        CLASS (1)
-----------------------------     ---------------    ---------------   ---------      ----------
Marilyn Sands
  300 WillowBrook Office Park
  Fairport, NY 14450                 789,053 (2)        12,631 (3)       801,684         5.4 %

Robert Sands
  300 WillowBrook Office Park
  Fairport, NY 14450                 337,152 (4)       369,098 (4)       706,250         4.8 %

Richard Sands
  300 WillowBrook Office Park
  Fairport, NY 14450                 328,145 (5)       369,098 (5)       697,243         4.7 %

Marvin Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                 30,954 (6)       369,098 (6)       400,052         2.7 %

CWC Partnership-I
  300 WillowBrook Office Park
  Fairport, NY  14450                   -              356,467 (7)       356,467         2.4 %

Trust for the benefit of
Andrew Stern, M.D. under
the will of Laurie Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                   -              356,467 (8)       356,467         2.4 %

Stockholders Group Pursuant to
Section 13(d)(3) of the
Securities Exchange Act of
1934, as amended (9)                    -            1,065,349         1,065,349         7.2 %


                                      - 4 -

                                        CLASS B STOCK
------------------------------------------------------------------------------------------------

                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                                  ----------------------------------------------
NAME AND ADDRESS OF                SOLE POWER TO     SHARED POWER TO                  PERCENT OF
BENEFICIAL OWNER                  VOTE OR DISPOSE    VOTE OR DISPOSE     TOTAL         CLASS (1)
-----------------------------     ---------------    ---------------   ---------      ----------
Richard Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                713,779          1,230,668 (5)    1,944,447         61.0 %

Robert Sands
  300 WillowBrook Office Park
  Fairport, NY 14450                 713,324          1,230,668 (4)    1,943,992         60.9 %

Marvin Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                101,850            724,418 (6)      826,268         25.9 %

Trust for the benefit of
Andrew Stern, M.D. under the
will of Laurie Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                   -               724,418 (8)      724,418         22.7 %

CWC Partnership-I
  300 WillowBrook Office Park
  Fairport, NY  14450                   -               678,964 (7)      678,964         21.3 %

Trust for the benefit of the
Grandchildren of Marvin and
Marilyn Sands
  300 WillowBrook Office Park
  Fairport, NY  14450                   -               506,250 (10)     506,250         15.9 %

Marilyn Sands
  300 WillowBrook Office Park
  Fairport NY  14450                  78,750 (3)           -              78,750          2.5 %

Stockholders Group Pursuant to
Section 13(d)(3) of the
Securities Exchange Act of
1934, as amended (9)                    -             2,759,621        2,759,621         86.5 %

--------------------------

(1) The number of shares and the percentage of ownership set forth in the Class A Stock table includes the number of shares of Class A Stock that can be purchased by exercising stock options that are exercisable on May 28, 1999 or become exercisable within 60 days thereafter ("presently exercisable"), but does not include the shares of Class A Stock issuable pursuant to the conversion feature of the Class B Stock beneficially owned by each person. The number of shares and percentage of ownership assuming conversion of Class B Stock into Class A Stock are contained in the footnotes. For purposes of calculating the percentage of ownership of Class A Stock in the footnotes, additional shares of Class A Stock equal to the number of shares of Class B Stock owned by each person are assumed to be outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act. Where the footnotes reflect shares of Class A Stock as being included, such shares are included only in the Class A Stock

                                      - 5 -

     table. Where the footnotes reflect shares of Class B Stock as being included, such shares are included in only the Class B Stock table.

(2) With respect to 787,501 shares of the 789,053 shares of Class A Stock, Marilyn Sands is the beneficial owner of a life estate which includes the right to receive income from and the power to vote and dispose of such shares. The remainder interest in such shares is held by Richard Sands, Robert Sands and CWC Partnership-II, a New York general partnership ("CWCP-II").

(3) The amounts reflected include, as applicable, 12,631 shares of Class A Stock owned by the Mac and Sally Sands Foundation, Incorporated, a Virginia corporation (the "Sands Foundation"), of which Ms. Sands is a director, and 74,250 shares of Class B Stock owned by Ms. Sands in her capacity as trustee under Irrevocable Declaration of Trust No. 4. Ms. Sands disclaims beneficial ownership with respect to all such shares owned by the Sands Foundation. The amounts reflected do not include any shares beneficially owned by her husband, Marvin Sands, which are reflected in the tables and described in footnote (6) below and with respect to which she disclaims beneficial ownership. Assuming the conversion of Class B Stock beneficially owned by Ms. Sands into Class A Stock, Ms. Sands would beneficially own 880,434 shares of Class A Stock, representing 5.9% of the outstanding Class A Stock after such conversion.

(4) The amount reflected as shares of Class A Stock over which Robert Sands has the sole power to vote or dispose includes 17,175 shares of Class A Stock issuable upon the exercise of options which are presently exercisable by Mr. Sands. The amounts reflected as shares over which Mr. Sands shares power to vote or dispose include, as applicable, 308,951 shares of Class A Stock and 678,964 shares of Class B Stock owned by CWC Partnership-I, a New York general partnership ("CWCP-I"), of which Robert Sands is a managing partner, 47,516 shares of Class A Stock owned by MLR&R, a New York general partnership ("MLR&R"), of which Mr. Sands is a general partner, 45,454 shares of Class B Stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, 506,250 shares of Class B Stock owned by the trust described in footnote (10) below, and 12,631 shares of Class A Stock owned by the Sands Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R. The amounts reflected do not include 22,940 shares of Class A Stock owned by Mr. Sands' wife, individually and as custodian for their minor children, the remainder interest Mr. Sands has in 259,849 of the 787,501 shares of Class A Stock subject to the life estate held by Marilyn Sands described in footnote (2) above or the remainder interest of CWCP-II in 265,151 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares. Assuming the conversion of Class B Stock beneficially owned by Mr. Sands into Class A Stock, Mr. Sands would beneficially own 2,650,242 shares of Class A Stock, representing 15.8% of the outstanding Class A Stock after such conversion.

(5) The amount reflected as shares of Class A Stock over which Richard Sands has the sole power to vote or dispose includes 12,300 shares of Class A Stock issuable upon the exercise of options which are presently exercisable by Mr. Sands. The amounts reflected as shares over which Mr. Sands shares power to vote or dispose include, as applicable, 308,951 shares of Class A Stock and 678,964 shares of Class B Stock owned by CWCP-I, of which Richard Sands is a managing partner, 47,516 shares of Class A Stock owned by MLR&R, of which Mr. Sands is a general partner, 45,454 shares of Class B Stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, 506,250 shares of Class B Stock owned by the trust described in footnote
     (10)  below,  and  12,631  shares  of  Class A  Stock  owned  by the  Sands
     Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R. The amounts reflected do not include 1,965 shares of Class A Stock owned by Mr. Sands' wife, the remainder interest Mr. Sands has in 262,501 of the 787,501 shares of Class A

                                      - 6 -

     Stock subject to the life estate held by Marilyn Sands described in footnote (2) above or the remainder interest of CWCP-II in 265,151 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares. Assuming the conversion of Class B Stock beneficially owned by Mr. Sands into Class A Stock, Mr. Sands would beneficially own 2,641,690 shares of Class A Stock, representing 15.8% of the outstanding Class A Stock after such conversion.

(6) The amount reflected as shares of Class A Stock over which Marvin Sands has the sole power to vote or dispose includes 4,375 shares of Class A Stock issuable upon the exercise of options which are presently exercisable by Mr. Sands. The amounts reflected as shares over which Mr. Sands shares power to vote or dispose include, as applicable, 308,951 shares of Class A Stock and 678,964 shares of Class B Stock owned by CWCP-I, of which Mr. Sands is the special voting trustee of the marital trust described in footnote (8) below (the "Marital Trust") which owns a majority in interest of the CWCP-I partnership interests, 47,516 shares of Class A Stock owned by MLR&R, of which Marvin Sands is a general partner, 45,454 shares of Class B Stock owned by CWCP-II, of which Mr. Sands is the special voting trustee of the Marital Trust which owns a majority in interest of the CWCP-II partnership interests, and 12,631 shares of Class A Stock owned by the Sands Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership with respect to all of the foregoing shares except to the extent of his ownership interest in MLR&R. The amounts reflected do not include 789,053 shares of Class A Stock or 78,750 shares of Class B Stock owned by Mr. Sands' wife, Marilyn Sands, or the remainder interest CWCP-II has in 265,151 of the 787,501 shares of Class A Stock subject to the life estate held by Marilyn Sands described in footnote (2) above. Mr. Sands disclaims beneficial ownership with respect to all such shares. Assuming the conversion of Class B Stock beneficially owned by Mr. Sands into Class A Stock, Mr. Sands would beneficially own 1,226,320 shares of Class A Stock, representing 7.8% of the outstanding Class A Stock after such conversion.

(7) The amounts reflected include 47,516 shares of Class A Stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I, the Marital Trust, a partner of CWCP-I which owns a majority in interest of the CWCP-I partnership interests, Marvin Sands, the special voting trustee of the Marital Trust, and the group described in footnote (9) below. The other partners of CWCP-I are trusts for the benefit of Laurie Sands' children, Abigail and Zachary Stern. Assuming the conversion of Class B Stock beneficially owned by CWCP-I into Class A Stock, CWCP-I would beneficially own 1,035,431 shares of Class A Stock, representing 6.7% of the outstanding Class A Stock after such conversion.

(8) The amounts reflected include, as applicable, 308,951 shares of Class A Stock and 678,964 shares of Class B Stock owned by CWCP-I, in which the Marital Trust is a partner and owns a majority in interest of the CWCP-I partnership interests, 45,454 shares of Class B Stock owned by CWCP-II, in which the Marital Trust is a partner and owns a majority in interest of the CWCP-II partnership interests, and 47,516 shares of Class A Stock owned by MLR&R, of which CWCP-I is a general partner. The Marital Trust disclaims beneficial ownership with respect to all of the foregoing shares except to the extent of its ownership interest in CWCP-I and CWCP-II. The amounts reflected do not include the remainder interest CWCP-II has in 265,151 of the 787,501 shares of Class A Stock subject to the life estate held by Marilyn Sands described in footnote (2) above. The Marital Trust disclaims beneficial ownership with respect to all such shares except to the extent of its ownership interest in CWCP-II. Assuming the conversion of Class B Stock beneficially owned by the Marital Trust into Class A Stock, the Marital Trust would beneficially own 1,080,885 shares of Class A Stock, representing 7.0% of the outstanding Class A Stock after such conversion.

(9) The group as reported consists of Marvin Sands (the husband of Marilyn Sands and the father of Richard and Robert Sands), Richard Sands, Robert
     Sands,   CWCP-I,   CWCP-II,  and  the  trust  described

                                      - 7 -

     in footnote (10) (collectively, the "Group"). The basis for the Group consists of: (i) a Stockholders Agreement among Richard Sands, Robert Sands and CWCP-I and (ii) the fact that the familial relationship between Marvin Sands, Richard Sands and Robert Sands, their actions in working together in the conduct of the business of the Company and their capacity as partners and trustees of the other members of the Group may be deemed to constitute an agreement to "act in concert" with respect to the Company's shares. The members of the Group disclaim that an agreement to act in concert exists. Except with respect to the shares subject to the Stockholders Agreement, the shares owned by CWCP-I and CWCP-II and the shares held by the trust described in footnote (10) below, no member of the Group is required to consult with any other member of the Group with respect to the voting or disposition of any shares of the Company. Assuming the conversion of Class B Stock beneficially owned by the Group into Class A Stock, the Group would beneficially own 3,824,970 shares of Class A Stock, representing 21.8% of the outstanding Class A Stock after such conversion.

(10) The trust was created by Marvin Sands under the terms of an Irrevocable Trust Agreement dated November 18, 1987 (the "Trust"). The Trust is for the benefit of the present and future grandchildren of Marvin and Marilyn Sands. The Co-Trustees of the Trust are Richard Sands and Robert Sands. Unanimity of the Co-Trustees is required with respect to voting and disposing of the Class B Stock owned by the Trust. The shares owned by the trust are included in the number of shares beneficially owned by Richard Sands, Robert Sands and the Group. Assuming the conversion of Class B Stock beneficially owned by the Trust into Class A Stock, the Trust would beneficially own 506,250 shares of Class A Stock, representing 3.3% of the outstanding Class A Stock after such conversion.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table summarizes the annual and long-term compensation paid to the Company's Chief Executive Officer and the other four most highly compensated executive officers at the end of the fiscal year ended February 28, 1999 (collectively, the "Named Executives"). The table is designed to provide stockholders with a concise, comprehensive view of the Company's executive compensation. It therefore includes all aspects of compensation for services rendered to the Company during the fiscal years ended February 28, 1999, 1998, and 1997.

     None of the Named Executives received any individual perquisites or other personal benefits exceeding the lesser of $50,000 or 10% of the total salary and bonus reported for such executive officer, or any pay-outs under long-term incentive plans during the periods covered by the Summary Compensation Table.

                                                     - 8 -

                                          SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------
                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                         ANNUAL COMPENSATION               AWARDS
                                                 -------------------------------------  ------------
                                                                             OTHER       SECURITIES      ALL OTHER
                                                                            ANNUAL       UNDERLYING       COMPEN-
                                                                            COMPEN-       OPTIONS/        SATION
NAME AND PRINCIPAL POSITION            YEAR      SALARY(1)      BONUS      SATION(2)     SARs(#)(3)       (4)(5)
-----------------------------------    ----      ---------    ---------    ---------    ------------     ---------
Marvin Sands,                          1999      $ 496,561    $ 446,719       -           16,900         $ 43,293
  Chairman of the Board                1998        478,170      502,079       -           17,500           43,827
                                       1997        447,239      150,943       -             -              18,536

Richard Sands,                         1999      $ 487,537    $ 438,601       -           16,600         $ 42,592
  President and Chief Executive        1998        469,480      492,954       -           17,200           42,510
  Officer                              1997        439,112      148,200    $   304        90,000 (6)       18,408

Robert Sands,                          1999      $ 473,564    $ 426,031       -           16,100         $ 40,060
  Chief Executive Officer,             1998        456,025      478,859       -           16,700           41,645
  International, Executive Vice        1997        426,528      143,953    $   190        85,000 (8)       16,983
  President and General Counsel (7)

Alexander L. Berk,                     1999      $ 399,600    $ 311,688       -           20,900         $ 52,752
  President and Chief Executive        1998        370,000      323,750       -           13,600           46,250
  Officer of Barton Incorporated (9)   1997        353,100      287,000       -           43,500 (9)       18,750

Daniel C. Barnett,                     1999      $ 363,462    $ 112,416       -            9,200         $ 19,360
  President and Chief Executive        1998        350,000      235,620    $ 5,252        10,700           34,018
  Officer of Canandaigua Wine          1997        315,412       94,671      6,045        54,500 (10)      48,946
  Company, Inc.(7)

-------------------------

(1) Amounts shown include cash compensation earned and received by the Named Executives as well as amounts earned but deferred.

(2) Amounts shown are for payments to offset tax liabilities incurred by the Named Executives.

(3) The securities consist of shares of Class A Stock underlying stock options. See the table below entitled "Option/SAR Grants in Last Fiscal Year" and the footnotes to that table for additional information.

(4)  Amounts reported for 1999 consist of:

     o Company 401(k) contributions under the Company's 401(k) and Profit Sharing Plan: Marvin Sands $4,800; Richard Sands $4,800; Robert Sands $3,352; Alexander Berk $4,800; and Daniel Barnett $4,800.

     o Company profit sharing contributions under the Company's 401(k) and Profit Sharing Plan: Marvin Sands $12,352; Richard Sands $12,352; Robert Sands $12,352; Alexander Berk $15,482 and Daniel Barnett $6,400.

     o Company contributions under the Company's Supplemental Executive Retirement Plan: Marvin Sands $26,141; Richard Sands $25,440; Robert Sands $24,356; Alexander Berk $32,470; and Daniel Barnett $8,160.

                                      - 9 -

(5) Amounts for fiscal year 1998 have been adjusted to reflect the following Company contributions under the Company's Supplemental Executive Retirement Plan made in the latter part of fiscal year 1999 for fiscal year 1998:
     Marvin Sands $24,937; Richard Sands $24,256; Robert Sands $23,201; Alexander Berk $26,250; and Daniel Barnett $14,891.

(6) This amount for Richard Sands includes: (i) the repricing of an option to purchase 70,000 shares of Class A Stock; and (ii) the grant of an option to purchase 20,000 shares of Class A Stock.

(7) In April 1999, Mr. Barnett departed from Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company, and Robert Sands assumed, on an interim basis, the position of President and Chief Executive Officer.

(8) This amount for Robert Sands includes: (i) the repricing of an option to purchase 15,000 shares of Class A Stock; (ii) the repricing of an option to purchase 50,000 shares of Class A Stock; and (iii) the grant of an option to purchase 20,000 shares of Class A Stock.

(9) Barton Incorporated is a wholly-owned subsidiary of the Company. As of February 28, 1998, Alexander Berk's position was expanded to include overall responsibility for the Company's Barton segment. The 43,500 shares for Mr. Berk in fiscal year 1997 includes: (i) the repricing of an option to purchase 10,000 shares of Class A Stock; (ii) two repricings of an option to purchase 10,000 shares of Class A Stock; (iii) two repricings of an option to purchase 3,500 shares of Class A Stock; and (iv) the grant of options to purchase 20,000 shares of Class A Stock.

(10) This amount for Daniel Barnett includes: (i) two repricings of options to purchase 43,500 shares of Class A Stock; and (ii) the grant of options to purchase 11,000 shares of Class A Stock.


STOCK OPTIONS

     The following table contains information concerning stock option grants to the Named Executives during the fiscal year ended February 28, 1999. No stock appreciation rights ("SARs") were granted to any of the Named Executives in that year. The columns labeled "Potential Realizable Value" are based on hypothetical 5% and 10% growth assumptions, as required by the Securities and Exchange Commission. The Company cannot predict the actual growth rate of its Common Stock.


                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
-----------------------------------------------------------------------------       ANNUAL RATES OF
                      NUMBER OF     % OF TOTAL                                        STOCK PRICE
                      SECURITIES    OPTIONS/SARs                                    APPRECIATION FOR
                      UNDERLYING     GRANTED TO     EXERCISE OR                       OPTION TERM
                     OPTIONS/SARs   EMPLOYEES IN    BASE PRICE    EXPIRATION     -----------------------
NAME                  GRANTED (1)   FISCAL YEAR     ($/SH) (2)       DATE            5%           10%
-----------------    ------------   ------------    -----------   -----------    ---------   -----------
Marvin Sands          16,900 (3)        2.3 %        $ 51.625      04/26/08      $ 548,687   $ 1,390,481
Richard Sands         16,600 (3)        2.3 %        $ 51.625      04/26/08      $ 538,947   $ 1,365,797
Robert Sands          16,100 (3)        2.2 %        $ 51.625      04/26/08      $ 522,714   $ 1,324,659
Alexander L. Berk     20,900 (3)        2.9 %        $ 51.625      04/26/08      $ 678,554   $ 1,719,588
Daniel C. Barnett      9,200 (3)        1.3 %        $ 51.625      04/26/08      $ 298,694   $   756,948

                                     - 10 -

--------------------

(1) The stock options were granted under the Long-Term Stock Incentive Plan and are nonqualified stock options exercisable for shares of Class A Stock. The stock options were granted for terms of no greater than 10 years, subject to earlier termination upon the occurrence of certain events related to termination of employment. Under the Plan, the vesting of stock options accelerates in the event of a change of control, as defined in the Plan.

(2) The exercise price per share of each option is equal to the closing market price of a share of Class A Stock on the date of grant.

(3) The options vest and become fully exercisable on April 27, 2003, unless they become exercisable on an earlier date as follows: (i) 25% will become exercisable after the fair market value of a share of Class A Stock has been at least $64.5625 for fifteen (15) consecutive trading days; (ii) an additional 25% will become exercisable after such fair market value has been at least $80.6875 for fifteen (15) consecutive trading days; and (iii) the remaining 50% will become exercisable after such fair market value has been at least $100.875 for fifteen (15) consecutive trading days.

     The table below sets forth information regarding the number and value of exercisable and unexercisable stock options held by the Named Executives as of February 28, 1999. None of the Named Executives exercised any stock options during the fiscal year ended February 28, 1999. There are no outstanding SARs. The stock options reflected on the table were granted under the Company's Long-Term Stock Incentive Plan.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------
                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED               IN-THE-MONEY
                      OPTIONS/SARs AT FY-END (1)       OPTIONS/SARs AT FY-END
                    -----------------------------    ---------------------------
NAME                EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-----------------   -----------     -------------    -----------   -------------

Marvin Sands           4,375           30,025        $   54,141     $   191,997
Richard Sands         12,300          111,500        $  266,213     $ 2,144,438
Robert Sands          17,175          105,625        $  474,041     $ 2,022,047
Alexander L. Berk     12,800           65,200        $  345,000     $ 1,344,688
Daniel C. Barnett     32,475           41,925        $ 1,117,078    $ 1,013,872

-------------------------
(1)  The securities consist of shares of Class A Stock underlying stock options.


REPORT WITH RESPECT TO EXECUTIVE COMPENSATION

     The following report is required by the Securities and Exchange Commission's executive compensation rules in order to standardize the reporting of executive compensation by public companies. This information shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the securities laws.

     GENERAL

     The Human Resources Committee of the Board of Directors administers the Company's executive compensation program. During the period March 1, 1998 through March 31, 1998, the Human Resources Committee was composed of George Bresler, Thomas McDermott and Paul Smith, each of whom is a nonemployee director. On March 31, 1998, Mr. Bresler resigned from the Human Resources Committee. During the period between March 1, 1998 and Mr. Bresler's resignation, the Human Resources Committee did not take any action. Since March 31, 1998, the Human Resources Committee has been composed of Messrs. McDermott and Smith. Mr. Bresler resigned voluntarily from the Committee so that the Committee could be composed solely of "outside directors" as defined under
Section 162(m) of the Internal Revenue Code (see discussion below under "Deductibility of Executive Compensation").

     The objective of the Company's executive compensation program is to develop and maintain executive compensation programs which (i) are competitive with the pay practices of other companies of comparable size and status, including those in the beverage alcohol industry, and (ii) attract, motivate and retain key executives who are vital to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable, incentive-based compensation elements. These elements are designed to operate together to comprise performance-based annual cash compensation and stock-based compensation which aligns the interests of the Company's executives with the interests of its stockholders.

     Executive compensation is determined in light of the Company's performance during the fiscal year and taking into account compensation data of comparable companies. Factors specifically considered in fiscal year 1999 included increases in the Company's sales volume and operating income as compared to the Company's fiscal 1998 results.

     BASE SALARY

     With respect to annual compensation, the fundamental objective in setting base salary levels for the Company's senior management is to pay competitive rates to attract and retain high quality, competent executives. Competitive pay levels are determined based upon input of compensation consultants, independent industry surveys, proxy disclosures, salaries paid to attract new managers and past experience. The Human Resources Committee reviews data generated by William
H. Mercer Incorporated, a consultant to the Company, for competitive analyses. Base salary levels are determined based upon factors such as individual performance (e.g., leadership, level of responsibility, management skills and industry activities), Company performance and competitive pay packages.

     ANNUAL MANAGEMENT INCENTIVES

     In addition to their base salary, the Company's executives have the opportunity to earn an annual cash bonus. The annual bonus for executive officers for fiscal 1999 was based on attainment of certain target financial performance goals for the Company. Awards were based on a percentage of base salary with target awards ranging from 45% to 60% of base salaries for executive officers. The purpose of the annual bonus is to motivate and provide an incentive to management to achieve specific business objectives and initiatives as set forth in the Company's annual operating plan and budget. For fiscal 1999, annual cash bonuses were awarded to each of the Named Executives in the amounts indicated in the Summary Compensation Table.

     Future cash bonuses for the participating executives will be determined by the Human Resources Committee pursuant to, or in a manner similar to, the Company's Annual Management Incentive Plan. Pursuant to that plan, the Committee would award cash bonuses to the participating executives in the event that the Company attains one or more pre-set performance targets.

     STOCK OPTIONS, SARs AND RESTRICTED STOCK

     In connection with the executive compensation program, long-term incentive awards in the form of stock options, stock appreciation rights and restricted stock have been granted under the Company's Long-Term Stock Incentive Plan. This arrangement balances the annual operating objectives of the annual cash incentive plan with the Company's longer-term stockholder value building strategies. The Human Resources Committee and the Board of Directors grant these stock-based incentive awards from time to time for the purpose of attracting and retaining key executives, motivating them to attain the Company's long-range financial objectives, and closely aligning their financial interests with long-term stockholder interests and share value.

     The Company believes that through the use of stock options, executives' interests are directly tied to enhanced stockholder value. The Human Resources Committee of the Board (as well as the full Board) has the flexibility of awarding nonqualified stock options, restricted stock, stock appreciation rights and other stock-based awards under the Company's Long-Term Stock Incentive Plan and incentive stock options under the Company's Incentive Stock Option Plan. This flexibility enables the Company to fine-tune its grants in order to maximize the alignment of the interests of the stockholders and management.

     During fiscal 1999, the Human Resources Committee awarded nonqualified options to all executive officers, including the Company's Chief Executive Officer, taking into account relevant market survey data, their position with the Company and the financial performance of the Company. The exercise prices of the stock options awarded were equal to the market value of the underlying shares on the date of grant. Accordingly, the value of the awards depends solely upon future growth in the share value of the Company's Class A Stock.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For fiscal year 1999, the compensation of Richard Sands, the Company's Chief Executive Officer, was based on the Company's performance and growth as described under the caption "General" above. In addition, the compensation packages of chief executive officers of certain comparable companies selected by William H. Mercer Incorporated were considered. Also taken into account was the Company's current executive salary and compensation structure.

     Richard Sands' base salary is believed to be in line with salaries of executives of similar companies and chief executive officers with similar responsibilities. Annual cash incentives were set as a percentage of Richard Sands' base salary based upon the financial performance of the Company. The ranges for these awards, from threshold, target and maximum (15%, 60% and 105%, respectively), were comparable to industry compensation survey data for executives in Richard Sands' position. For the fiscal year ended February 28, 1999, Richard Sands received a bonus of $438,601. As noted above, during fiscal 1999, Mr. Sands also received stock options to purchase up to 16,600 shares of Class A Stock of the Company.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section  162(m)  of  the  Internal   Revenue  Code  provides  that  certain
compensation in excess of $1 million per year paid to a company's chief executive officer and four other most highly paid executive officers may not be deductible by the company unless it qualifies as performance-based compensation. The Human Resources Committee recognizes the benefits of structuring executive compensation so that Section 162(m) does not limit the Company's tax deductions for such compensation, and the Company's Long-Term Stock Incentive Plan, Incentive Stock Option Plan and Annual Management Incentive Plan have been designed so that the Human Resources Committee may award performance-based compensation that is not subject to the limits imposed by Section 162(m). Under certain circumstances, the Human Resources Committee may decide to award executive compensation in an amount and form that is not deductible under
Section 162(m).

     The foregoing report is given by the members of the Human Resources Committee.

                                                  HUMAN RESOURCES COMMITTEE

                                                  Thomas C. McDermott
                                                  Paul L. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described above, during fiscal 1999, George Bresler, Thomas McDermott and Paul Smith served as members of the Human Resources Committee of the Company's Board of Directors. With respect to fiscal 1999, Mr. Bresler served on the Committee through March 31, 1998 and, none of Messrs. Bresler, McDermott or Smith is or has ever been an officer or employee of the Company. Mr. Bresler, an attorney, performs legal services for the Company, for which he is paid $30,000 per year under the terms of a retainer arrangement. The Company also includes Mr. Bresler under its non-working group medical policy and pays a monthly premium of approximately $165 for his coverage.


STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the fiscal years ended August 31, 1994 and 1995, the Transition Period from September 1, 1995 to February 29, 1996, and the fiscal years ended February 28, 1997, 1998 and 1999, the cumulative total stockholder return of the Company's Class A Stock and Class B Stock, with the cumulative total return of the Nasdaq Market Index and a peer group index comprised of companies in the beverage industry (the "Selected Peer Group Index") (see footnote (1) to the graph). The graph assumes the investment of $100.00 on August 31, 1993 in the Company's Class A Stock, Class B Stock, the Nasdaq Market Index and the Selected Peer Group Index, and also assumes the reinvestment of all dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 -----------------------------------------------

                              [PERFORMANCE GRAPH]

                     1993     1994     1995    1996*     1997     1998     1999
                   -------  -------  -------  -------  -------  -------  -------
CBRNA              $100.00  $137.08  $212.36  $170.79  $138.20  $250.56  $239.89
CBRNB               100.00   139.13   207.61   165.22   144.57   251.09   242.39
Peer Group Index    100.00   104.39   137.42   175.38   235.06   267.24   281.82
Nasdaq              100.00   109.26   130.01   135.70   162.88   221.52   286.24
----------------
*    The Transition Period.

(1)  The  SELECTED  PEER GROUP INDEX is comprised  of the  following  companies:
     Adolph Coors Company (Class B Shares); Anheuser-Busch Companies, Inc.; Beringer Wine Estates Holdings, Inc. (Class B Shares) (included in 1998 and 1999 only); The Boston Beer Company, Inc. (included in 1996, 1997, 1998 and 1999 only); Brown-Forman Corporation (Class A and Class B Shares); Cadbury Schweppes plc; The Chalone Wine Group, Ltd.; Coca-Cola Bottling Co. Consolidated; Coca-Cola Company; Coca-Cola Enterprises Inc.; Genesee Corporation (Class B Shares); LVMH Moet Hennessy Louis Vuitton; The Robert Mondavi Corporation (Class A Shares); PepsiCo, Inc.; and Whitman Corporation. Note: Beringer Wine Estates Holdings, Inc. (Class B Shares) and The Boston Beer Company, Inc. are included only in the years for which trading and public information were available.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted by the graph above. The Company neither makes nor endorses any predictions as to future stock performance.

     The Stock Price Performance Graph set forth above shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the securities laws.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Alexander Berk and Barton Incorporated are parties to an employment agreement dated as of September 1, 1990, as amended on November 11, 1996 and October 20, 1998, that provides for Mr. Berk's compensation and sets forth the terms and conditions of Mr. Berk's employment with Barton. Under his employment agreement, Mr. Berk serves as the President and Chief Executive Officer of Barton and by virtue of his current responsibilities with Barton, he is deemed an executive officer of the Company. The employment agreement expires on February 28, 2001, but will be automatically extended for additional one-year periods unless either Mr. Berk or Barton notifies the other that such party does not wish to extend it. The agreement will terminate prior to its expiration date
(i) upon Mr. Berk's death or Retirement, (ii) at Barton's election, for Cause or upon Mr. Berk's Complete Disability, and (iii) at Mr. Berk's election, for Good Reason (all as set forth in the agreement). If Barton decides not to extend the term of the agreement, or if the agreement terminates by reason of Mr. Berk's death, Complete Disability, or Retirement, or for Good Reason, Barton is obligated to pay to Mr. Berk a post-termination benefit equal to 100% of his then current base salary plus the bonus amount paid to him for the immediately prior fiscal year. If Mr. Berk decides not to extend the term of the agreement, then Barton is obligated to pay to Mr. Berk a post-termination benefit equal to one half of the foregoing amount. In the event that Mr. Berk's employment is terminated for Good Reason, or is terminated by Barton for reasons other than death, Complete Disability, Cause, or Barton's decision not to extend the term of the agreement, then Mr. Berk is entitled to be paid (i) if the applicable conditions are satisfied, a supplementary post-termination benefit equal to what he otherwise would have been entitled to receive as his share of Barton's contribution to its profit-sharing and retirement plan for the fiscal year in which such termination occurs and (ii) an amount equal to the product of his then current base salary multiplied by the number of years remaining in the then term of the agreement.

Post-termination benefits are payable to Mr. Berk in a lump sum as soon as practicable after employment terminates, except that any supplementary post-termination benefit is payable promptly after Barton's contribution to the retirement plan. The agreement requires Mr. Berk to keep certain information with respect to the Company confidential during and after his employment with the Company.

     By an Agreement dated December 20, 1990, the Company entered into a split-dollar insurance agreement with a trust established by Marvin Sands of which Robert Sands is the trustee. Pursuant to the Agreement, the Company pays the annual premium on an insurance policy (the "Policy") held in the trust, $209,063 in fiscal 1999, and the trust reimburses the Company for the portion of the premium equal to the "economic benefit" to Marvin Sands calculated in accordance with the United States Treasury Department rules then in effect ($13,667 in fiscal 1999). The Policy is a joint life policy payable upon the death of the second to die of the insureds, Marvin Sands and his wife Marilyn, with a face value of $5 million. Pursuant to the terms of the trust, Richard Sands, Robert Sands (in his individual capacity) and the children of Laurie Sands (the deceased sister of Richard and Robert Sands) will each receive one-third of the proceeds of the Policy (after the repayment of the indebtedness to the Company out of such proceeds as described below) if they survive Marvin Sands and Marilyn Sands. From the inception of the agreement through the end of fiscal 1999, the Company has paid aggregate premiums, net of reimbursements, of $1,819,557. The aggregate amount of such unreimbursed premiums constitutes indebtedness from the trust to the Company and is secured by a collateral assignment of the Policy. Upon the termination of the Agreement, whether by the death of the survivor of the insureds or earlier cancellation, the Company is entitled to be repaid by the trust the amount of such indebtedness.

     In April 1999, Daniel Barnett, President and Chief Executive Officer of Canandaigua Wine Company, Inc. left the employ of the Company. In recognition of Mr. Barnett's service and to ensure he would not engage in certain activities competitive with the Company's business, the Company and Mr. Barnett entered into an agreement to provide for the terms of his departure. Under the agreement, the Company paid to Mr. Barnett $364,000, which represents Mr. Barnett's annual salary. The Company also accelerated all of Mr. Barnett's unvested stock options and extended the post-termination exercise period for his stock options to June 30, 2000. In addition, the Company paid Mr. Barnett $4,800 in lieu of the Company's contribution under its 401(k) plan for fiscal year 2000, and $25,480 in lieu of its contribution under its profit sharing plan and supplemental executive retirement plan for fiscal year 2000. Also, the Company, agreed to pay to Mr. Barnett the amount of $95,000 to defray certain costs that may result from his departure.

     Richard Sands, Robert Sands and four trusts formed under the will of Laurie Sands are the beneficial owners of a limited partnership which owns railroad cars. These cars are leased by the Company from the partnership at fair market rates. During fiscal year 1999, the Company made payments with respect to leasing these cars to this limited partnership in the amount of $27,501. The
Company expects to continue its present relationship with the limited partnership during fiscal year 1999.

     Harold Whitehead and Partners ("HWP") provides consulting services to Matthew Clark plc, a wholly-owned subsidiary of the Company, on an as needed basis. The son of Peter Aikens, the Chief Executive Officer of Matthew Clark, has an equity interest in HWP. Over the course of the last year, approximately $640,000 was paid to HWP for services rendered to Matthew Clark.

     George Bresler, a director of the Company, is a partner of the law firm of Bresler Goodman & Unterman, LLP in New York, New York. The Company pays to Mr. Bresler individually an annual retainer of $30,000 for his legal services to the Company. The Company also includes Mr. Bresler under its non-working group medical policy and pays a monthly premium of approximately $165 for his coverage. James A. Locke, III, a director of the Company, is a partner in the law firm of Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York, the Company's principal outside counsel.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Class A Stock and Class B Stock. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. Based solely upon review of copies of such reports furnished to the Company and related information, the Company believes that all such filing requirements for fiscal 1999 were complied within a timely fashion.


                          STOCK OWNERSHIP OF MANAGEMENT

     The following table and notes thereto set forth, as of May 28, 1999, the beneficial ownership of the Company's directors and nominees, the Named Executives, and all of the Company's directors and executive officers as a group. This information is based on information furnished to the Company by or on behalf of each person concerned. Unless otherwise noted, the named individual has sole voting power and investment discretion with respect to the shares attributed to him and the percentages of ownership are calculated on the basis of 14,796,434 shares of Class A Stock and 3,189,599 shares of Class B Stock outstanding as of the close of business on May 28, 1999.


                                             CLASS A STOCK (1)                         CLASS B STOCK
                             -----------------------------------------------   -----------------------------
                                SHARES BENEFICIALLY OWNED
                             ------------------------------
                                                 SHARES
                                               ACQUIRABLE        PERCENT OF                      PERCENT OF
                                             WITHIN 60 DAYS        CLASS           SHARES          CLASS
                              OUTSTANDING    BY EXERCISE OF     BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER        SHARES        OPTIONS (2)        OWNED (3)         OWNED           OWNED
------------------------    --------------   --------------     ------------   --------------   ------------
Richard Sands                  684,943 (4)       12,300            4.7% (4)     1,944,447 (4)     61.0% (4)
Robert Sands                   689,075 (4)       17,175            4.8% (4)     1,943,992 (4)     60.9% (4)
Marvin Sands                   395,677 (4)        4,375            2.7% (4)       826,268 (4)     25.9% (4)
Daniel C. Barnett                1,186           74,400             *                -              *
Alexander L. Berk                 -              13,500             *                -              *
James A. Locke, III              1,049            9,000             *   (5)            33           *
George Bresler                   2,000            6,000             *                -              *
Paul L. Smith                      400            6,000             *                -              *
Thomas C. McDermott               -               6,000             *                -              *

All Executive Officers and
  Directors as a Group
  (11 persons) (6)           1,035,346 (6)      135,425            7.8% (6)     2,759,654         86.5%
----------------------

* Percentage does not exceed one percent (1%) of the outstanding shares of such class.

                                     - 17 -

(1) The shares and percentages of Class A Stock set forth in this table do not include (i) shares of Class A Stock that may be acquired within 60 days by an employee under the Company's Employee Stock Purchase Plan (because such number of shares is not presently determinable) and (ii) shares of Class A Stock that are issuable pursuant to the conversion feature of the Company's Class B Stock, although, such information is provided in a footnote, where appropriate. For purposes of calculating the percentage of Class A Stock beneficially owned in the footnotes, additional shares of Class A Stock equal to the number of shares of Class B Stock owned by the named person or by the persons in the group of executive officers and directors are assumed to be outstanding only for that person or group of persons pursuant to Rule 13-3(d)(1) under the Securities Exchange Act.

(2) Reflects the number of shares of Class A Stock that can be purchased by exercising stock options that are exercisable on May 28, 1999 or become exercisable within sixty 60 days thereafter.

(3) The percentage of Class A Stock beneficially owned by each of the named persons and by the executive officers and directors as a group as reflected in the table is based on the total number of shares listed for that person or group of persons under "Outstanding Shares" and "Shares Acquirable within 60 days by Exercise of Options". For purposes of calculating the percentage, the number of shares of Class A Stock listed under "Shares Acquirable within 60 days by Exercise of Options" for a named person or for the executive officers and directors as a group are assumed to be outstanding only for that person or group of persons pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

(4) Includes shares with respect to which the named individual shares voting power or investment discretion. See tables and footnotes under "Beneficial Ownership" above for information with respect to such matters and for the number and percentage of shares of Class A Stock that would be owned assuming the conversion of Class B Stock into Class A Stock.

(5) Assuming the conversion of Mr. Locke's 33 shares of Class B Stock into Class A Stock, Mr. Locke would beneficially own 10,082 shares of Class A Stock, representing less than one percent (1%) of the outstanding Class A Stock after such conversion.

(6) This group consists of the Company's current executive officers and directors; therefore, Mr. Barnett is not included in this group of people. Also, includes 200 shares of Class A Stock with respect to which a member of the group shares the power to vote or dispose with his spouse. Assuming the conversion of a total of 2,759,654 shares of Class B Stock beneficially owned by the executive officers and directors as a group into Class A Stock, all executive officers and directors as a group would beneficially own 3,930,425 shares of Class A Stock, representing 22.2% of the outstanding Class A Stock after such conversion.


                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

DIRECTOR NOMINEES

     In connection with his plans for retirement from the Company, Bertram E. Silk resigned his directorship effective February 28, 1999. The Company is in the process of screening candidates to fill the vacancy created by his resignation. As a result, on March 25, 1999, the Board of Directors of the Company nominated seven directors to be elected by the stockholders to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. This leaves one vacancy on the Board of Directors to be filled at a later date. The nominees for election to the Board of Directors are Marvin Sands, Richard Sands, Robert Sands, George Bresler, James A. Locke, III, Thomas C. McDermott and Paul L. Smith.

Messrs. McDermott and Smith have been designated as the nominees to be elected by the holders of the Class A Stock, voting as a separate class. The remaining five directors are to be elected by the holders of the Class B Stock, voting as a separate class. The shares represented by your proxy cannot be voted for a greater number of persons than the number of nominees.

     Management does not anticipate that any of the nominees will become unavailable for any reason, but if that should occur before the Meeting, proxies will be voted FOR another nominee or nominees to be selected by the Board of Directors of the Company. The following paragraphs contain certain biographical information about the nominees.

GEORGE BRESLER                                               DIRECTOR SINCE 1992
Mr. Bresler, age 74, has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a partner of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a partner of the law firm of Bresler Goodman & Unterman, LLP, and its predecessor firm, in New York, New York. Mr. Bresler provides legal services to the Company.

JAMES A. LOCKE, III                                          DIRECTOR SINCE 1983
Mr. Locke, age 57, has been a partner in the law firm of Nixon, Hargrave, Devans and Doyle LLP, Rochester, New York, the Company's principal outside counsel, since January 1, 1996. For twenty years prior to joining Nixon, Hargrave, Mr. Locke was a partner in the law firm of Harter, Secrest and Emery, Rochester, New York.

THOMAS C.  MCDERMOTT                                       DIRECTOR  SINCE  1997
Mr. McDermott, age 62, has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps,
Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company. Mr. McDermott also serves on the Board of Directors of Thomas & Betts Corporation.

MARVIN SANDS                                                 DIRECTOR SINCE 1946
Mr. Sands, age 75, is the founder of the Company, which is the successor to a business he started in 1945. Mr. Sands continues to serve as an officer of the Company as Chairman of its Board of Directors. He has been a director of the Company and its predecessor since 1946 and was Chief Executive Officer until October 1993. He is the father of Richard Sands and Robert Sands.

RICHARD SANDS, PH.D.                                         DIRECTOR SINCE 1982
Mr. Sands, age 48, is the President and Chief Executive Officer of the Company. He has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986, and was elected Chief Executive Officer in October 1993. He is a son of Marvin Sands and the brother of Robert Sands.

ROBERT SANDS                                                 DIRECTOR SINCE 1990
Mr. Sands, age 41, is Chief Executive Officer, International, Executive Vice President and General Counsel of the Company. He was appointed Vice President and General Counsel in June 1990, was elected Executive Vice President in October 1993 and was appointed Chief Executive Officer, International in December 1998. From June 1986 until his appointment as Vice President and General Counsel, Mr. Sands was employed by the Company as General Counsel. In addition, since the departure of the former President of Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company, in April 1999, Mr. Sands has assumed, on an interim basis, the position of President and Chief Executive Officer of Canandaigua Wine Company, Inc. He is a son of Marvin Sands and the brother of Richard Sands.

PAUL L. SMITH                                                DIRECTOR SINCE 1997
Mr. Smith, age 63, retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993, Mr. Smith served on the Board of Directors of Eastman Kodak Company. Mr. Smith also currently serves on the Board of Directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

     See also information regarding George Bresler, Marvin Sands, Richard Sands, and Robert Sands under the caption "Certain Relationships and Related Transactions". For information with respect to the number of shares of the Company's common stock beneficially owned by each of the above named directors, see the table and the footnotes thereto under the caption "Stock Ownership of Management".

DIRECTOR COMPENSATION

     The Company's policy is to pay its nonemployee directors $35,000 per year for their services as directors. George Bresler, James A. Locke, Thomas C. McDermott and Paul L. Smith qualify for such payments, but Mr. Locke has waived the payment of his director's fee. The Company also reimburses its directors for reasonable expenses incurred in connection with attending meetings of the Board of Directors and committees of the Board of Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held seven meetings during the Company's fiscal year ended February 28, 1999. The standing committees of the Board are the Audit Committee, Corporate Governance Committee and Human Resources Committee. During fiscal 1999, each of the incumbent directors, during his period of service, attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he served.

AUDIT COMMITTEE. The Audit Committee is currently composed of Paul L. Smith (Chair), Thomas C. McDermott and Richard Sands. The Audit Committee reviews the Company's financial reports and monitors the Company's material policies and procedures which relate to: compliance with pertinent laws; the ethical conduct of business; controls against employee conflict of interest and misconduct; and maintenance of adequate internal controls. The Audit Committee held four meetings during fiscal 1999.

CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee is currently composed of James A. Locke (Chair), Thomas C. McDermott, Robert Sands and Paul
L. Smith. The full Board is responsible for nominating candidates to become Directors, but has delegated the screening process involved to the Corporate Governance Committee. The Corporate Governance Committee advises the Board concerning appropriate composition of the Board and its committees and advises the Board regarding appropriate corporate governance practices and assists the Board in achieving them. Among other matters, this Committee also makes recommendations to the full Board with respect to an officer to be designated as Chief Executive Officer, and a director to serve as Chairman of the Board. In addition, this Committee recommends to the Board compensation for directors who are neither present or former full-time officers of the Company. This Committee held one meeting during fiscal 1999. The Corporate Governance Committee will consider nominations by shareholders. Those suggestions should include sufficient biographical information so that the Committee can appropriately assess the person's background and qualifications. All submissions should be sent in writing to the attention of the Corporate Secretary, Canandaigua Brands, Inc., 300 WillowBrook Office Park, Fairport, NY 14450.

HUMAN RESOURCES COMMITTEE. The present members of the Human Resources Committee are Thomas C. McDermott (Chair) and Paul L. Smith. During fiscal 1999, the composition of the Human Resources Committee changed. From March 1, 1998 through March 31, 1998, the Committee was composed of George Bresler, Thomas C. McDermott and Paul L. Smith. On March 31, 1998, Mr. Bresler resigned voluntarily from the Committee. The Human Resources Committee monitors: human resources policies and procedures as they relate to the goals and objectives of the Company and good management practices; the Company's material policies and procedures which relate to compliance with pertinent laws and the management of human resources capital; and procedures and internal controls which relate to personnel administration, pay practices and benefits administration. The Human Resources Committee is responsible for reviewing total executive compensation in relation to individual executive performance, Company performance, salary information and other parameters deemed reasonable in the assignment of executive compensation levels. This Committee also reviews and approves executive benefits and perquisites and reviews performance systems, including reward programs. The Human Resources Committee evaluates the performance of the Chief Executive Officer and approves his salary, as well as the salaries of other executives. This Committee also presently administers the Company's Long-Term Stock Incentive Plan, Incentive Stock Option Plan, Annual Management Incentive Plan and 1989 Employee Stock Purchase Plan and reviews succession planning for the Company and other important human resources issues. The Human Resources Committee held two meetings during fiscal 1999.

EXECUTIVE OFFICERS OF THE COMPANY

Since the filing of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1999, where the executive officers of the Company are identified under Item 4 of Part I, Jean-Michel Valette has become an executive officer of the Company. Mr. Valette became an executive officer on June 4, 1999 in connection with the Company's acquisition of Franciscan Vineyards, Inc. Mr. Valette, age 39, is the President and Chief Executive Officer of Franciscan Vineyards, Inc., now a wholly-owned subsidiary of Canandaigua Brands, Inc. In this capacity, Mr. Valette is in charge of the Company's Fine Wine segment. He has been the President and Chief Executive Officer of Franciscan Vineyards, Inc. since August 1998. From October 1994 to August 1998, Mr. Valette served as a Managing Director of Hambrecht & Quist LLC (an investment banking company) and from November 1992 to October 1994, he was a Senior Analyst with Hambrecht & Quist LLC. Mr. Valette is one of a few Americans to hold the title of Master of Wine.

VOTE REQUIRED

     A plurality of the votes cast at the Meeting by the holders of Class A Stock is required for the election of the two directors elected by the holders of Class A Stock. A plurality of the votes cast at the Meeting by the holders of Class B Stock is required for the election of the five directors elected by the holders of Class B Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD, THE SHARES REPRESENTED BY YOUR PROXY, IF PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES FOR WHOM YOU ARE ENTITLED TO VOTE.


                                 PROPOSAL NO. 2
                                 --------------

                  PROPOSED AMENDMENT NUMBER 6 TO THE COMPANY'S
                        1989 EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board of Directors has amended, subject to shareholder approval, the Company's 1989 Employee Stock Purchase Plan ("Purchase Plan") to grant the committee administering the Purchase Plan the authority to designate the subsidiaries of the Company whose employees are eligible to participate in the Purchase Plan. This amendment is necessary because the structure of the Purchase Plan may be inconsistent or incompatible with the laws of other countries. The following discussion summarizes certain provisions of the Purchase Plan. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Purchase Plan which is incorporated herein by reference to Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 and Amendment Number 6 to the Purchase Plan attached hereto as Appendix A.

SUMMARY OF TERMS

     The Purchase Plan was adopted by the Company on January 20, 1989 and permits employees of the Company to purchase shares of Class A Stock from the Company at a discount and on a tax-advantaged basis. Initially, 500,000 shares of Class A Stock were available for issuance through one or more offerings under the Purchase Plan. Due to intervening stock splits, an aggregate of 1,125,000 shares of Class A Stock (on a split-adjusted basis) may be issued under the Purchase Plan. Through the date hereof, 369,184 shares of Class A Stock (on a split-adjusted basis) have been issued under the Purchase Plan. The market value of the Class A Stock as of June 11, 1999 was $47.1875 per share.

ELIGIBILITY UNDER THE PURCHASE PLAN

     Employees of the Company or, unless otherwise determined by the committee administering the Purchase Plan, employees of any of its subsidiaries on the commencement date of an offering are eligible to participate in offerings under the Purchase Plan. In order to be considered an "employee" for the purpose of participating in an offering under the Purchase Plan, an employee must be customarily employed by the Company or any of its subsidiaries for seventeen and one-half (17 1/2) hours or more per week and for more than 5 months per year. Shareholder-employees who own in the aggregate 5% or more of the Company's voting stock are not eligible to participate in offerings under the Purchase Plan. The amendment to the Purchase Plan for which shareholder approval is being sought authorized the committee administering the Purchase Plan to designate the subsidiaries of the Company whose employees are eligible to participate in the Purchase Plan. Presently, the employees of all of the subsidiaries of the Company other than Matthew Clark plc and its subsidiaries, the Company's U.K. subsidiaries, are eligible to participate in the Purchase Plan. There are approximately 2,700 employees eligible to participate in the Purchase Plan.

PAYROLL DEDUCTIONS

     Employees who elect to participate in an offering under the Purchase Plan have deductions taken from their salary or wages during the offering period in amounts authorized by them within applicable limits. Employees may elect to have a deduction of a designated dollar amount of their pay. The minimum dollar deduction is $2.00 per week, and the maximum deduction is 10% of the employees' gross weekly pay, excluding overtime, bonuses or special pay.

     Payroll deductions are credited to an account for the employee and will be refunded to the employee upon request without interest, if, prior to the last day of that offering under the Purchase Plan, the employee chooses to discontinue such employee's participation in the offering. If the employee continues to participate throughout the offering, the full balance of such employee's payroll deduction account on the last day of the offering period will be applied to the purchase of whole shares of Class A Stock, with any remaining amount being refunded to the employee without interest. If, for any reason, the offering is oversubscribed, participating employees will be allotted shares on a pro-rata basis. Any balance in an employee's account not applied to the purchase of whole shares of Class A Stock in the event of an oversubscription will be refunded to such employee without interest.

PURCHASE PRICE

     Employees who participate in offerings under the Purchase Plan will be granted the right to purchase as many full shares of Class A Stock as is possible with the amount in the employees' payroll deduction accounts as of the end of the offering period. The purchase price per share for eligible employees who elect to participate in an offering will be the lower of:

     (1) 85% of the fair market value of a share of Class A Stock on the effective date of the offering; or

     (2) 85% of the fair market value of a share of Class A Stock on the termination of the offering period.

The fair market value of a share of Class A Stock on any date is the closing price of shares of Class A Stock on the applicable trading market for the Class A Stock on that date. If no sales are made on the applicable trading market on that date, the next preceding date on which such sales were made is used.

DEATH, TERMINATION OF EMPLOYMENT AND WITHDRAWAL

     In the event of an employee's retirement or death during the term of any offering, no further payroll deductions will be taken from any compensation due and owing to such employee at that time. If an employee dies or retires within 3 months of the end of the offering period, the employee, or in the event of death, the beneficiary or legal representative of the employee's estate, may elect to purchase the number of full shares which the accumulated payroll deductions in the employee's account can purchase at the end of the offering period. If no such election to purchase is made, the employee's accumulated payroll deductions will be distributed to the employee or the employee's beneficiary or legal representative in cash, without interest. If the employee dies or retires before 3 months prior to the end of an offering period or the employee's employment is terminated for any reason other than retirement or death, the employee's payroll deductions will be returned to the employee in cash, without interest.

     Employees may withdraw payroll deductions credited to their accounts under the Purchase Plan at any time by giving written notice to the Company. All payroll deductions are paid promptly after receipt of notice of withdrawal and no further payroll deductions will be made from a withdrawing employee's compensation with respect to that offering under the Purchase Plan.

     Payroll deductions credited to an employee's account and rights to receive shares under the Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of in any manner.

ADMINISTRATION OF THE PURCHASE PLAN

     The Purchase Plan is administered by the Human Resources Committee of the Board of Directors of the Company, (which is referred to in the Purchase Plan as the Compensation Committee). The Human Resources Committee is appointed by and serves at the pleasure of the Board of Directors. Subject to the provisions of the Purchase Plan and such instructions and limitation as may be established by the Board, the Human Resources Committee determines the times and terms of offerings under the Purchase Plan and is authorized to prescribe rules and regulations relating to it.

AMENDMENT OF THE PURCHASE PLAN

     To the extent permitted by law, the Board of Directors may, from time to time, make such changes in the Purchase Plan and additions to it as it deems advisable; provided, however, that except as specifically provided in the Purchase Plan and except with respect to changes or additions in order to make the Purchase Plan comply with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), the Board of Directors may not make any changes or additions which would adversely affect subscription rights previously granted under the Purchase Plan and may not, without the approval of the stockholders of the Company, make any changes or additions which would (a) increase the aggregate number of shares of Class A Stock subject to the Purchase Plan or which may be subscribed to by an employee, (b) decrease the minimum purchase price for a share of Class A Stock or (c) change any of the provisions of the Purchase Plan relating to eligibility for participation in offerings under the Purchase Plan. (However, if the proposed amendment to the Purchase Plan is approved by the stockholders, the committee administering the Purchase Plan shall have the authority to designate without further stockholder approval, the subsidiaries of the Company whose employees are eligible to participate in the Purchase Plan.)

DURATION OF THE PURCHASE PLAN

     The Purchase Plan will remain in effect until the earliest to occur of the following: (1) the purchase by employees of all Class A Stock authorized for sale under the Purchase Plan; or (2) termination of the Purchase Plan by action of the Board of Directors of the Company. No rights to purchase Class A Stock granted under the Purchase Plan can be extinguished through a termination of the Purchase Plan.

TAX FEATURES

     The Company is of the opinion that the rights granted under the Purchase Plan constitute rights granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the following discussion assumes that the Purchase Plan is so qualified. However, the Company has not requested a ruling from the Internal Revenue Service that the Purchase Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401 of the Internal Revenue Code.

     The granting of a purchase right under the Purchase Plan will have no immediate federal income tax consequences to employees, and employees will not realize income at the time they exercise a purchase right. The tax consequences of a disposition by an employee of Class A Stock purchased pursuant to the Purchase Plan will vary depending on how long the employee holds the stock before selling it. If an employee disposes of Class A Stock acquired under the Purchase Plan after having held it for more than two years after the date of the grant of the purchase right and more than one year after it was issued, the employee will be taxed at ordinary income tax rates on the lesser of the following two amounts: (a) fifteen percent of the fair market value of the stock at the time the purchase right was granted, or (b) the amount by which the fair market value of the stock at the time it is disposed of exceeds the purchase price. Any gain realized on the disposition in excess of the amount treated as ordinary income will be treated as capital gain. If an employee disposes of stock within one year after the stock was issued or within two years after the date the purchase right was granted, the employee will be taxed at ordinary income tax rates on the difference between the purchase price and the fair market value of the stock on the date it was issued, even if the shares are sold for less than the fair market value on the date of issue or for less than the actual purchase price paid by the employee. The amount required to be treated as ordinary income would be added to the purchase price for the shares in determining gain or loss upon such disposition.

     There are no tax consequences to the Company or any subsidiary either at the time purchase rights are granted under the Purchase Plan or at the time such purchase rights are exercised. If the holding period described above is not met, however, the Company or the subsidiary for whom the employee works would be entitled to claim a deduction at the time of disposition for the amount which the employee must recognize as ordinary income.

REASONS FOR APPROVAL

     The Board of Directors believes that it is desirable and in the best interests of the Company to efficiently conduct its international operations and to comply with foreign laws and maximize the benefits to the Company and its employees that can be obtained under them. By providing the Human Resources Committee with the flexibility to exclude foreign or other subsidiaries from the Purchase Plan, the Company can avoid administrative and compliance difficulties and burdens where there is no corresponding benefit to the Company or its employees. To the extent practicable, the Company plans to tailor the benefits and plans of its foreign employees so that they are consistent with foreign law but still resemble as closely as possible the benefits and plans provided to domestic employees.

VOTE REQUIRED

     Approval of Proposal No. 2 to approve the amendment to the Purchase Plan requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDMENT OF THE PURCHASE PLAN AND ACCORDINGLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2. UNLESS OTHERWISE DIRECTED THEREIN, THE SHARES REPRESENTED BY YOUR PROXY, IF PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, WILL BE VOTED FOR SUCH PROPOSAL.


                                 PROPOSAL NO. 3
                                 --------------

                 PROPOSED AMENDMENT NUMBER TWO TO THE COMPANY'S
                         LONG-TERM STOCK INCENTIVE PLAN

     The Company's Board of Directors has approved an amendment to the Company's Long-Term Stock Incentive Plan ("Long-Term Stock Plan") to increase the aggregate number of shares of the Class A Stock available for awards under the plan from 4,000,000 shares to 7,000,000 shares. This amendment will become effective upon the approval of the stockholders of the Company. The following discussion summarizes certain provisions of the Long-Term Stock Plan. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Long-Term Stock Plan which is incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1997, Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997, and Amendment Number Two to the Long-Term Stock Plan attached hereto as Appendix B.

SUMMARY OF TERMS

     Awards under the Long-Term Stock Plan may consist of any combination of non-qualified stock options, stock appreciation rights, restricted stock or other stock-based awards (collectively, "Awards"). The aggregate number of shares of the Company's Class A Stock available for Awards under the plan is increased by the amendment from 4,000,000 shares to 7,000,000 shares.
Non-qualified options to purchase 2,657,570 shares of Class A Stock were outstanding under the Long-Term Stock Plan on May 28, 1999 and rights with respect to 809,973 shares were then available for grant. Based on these figures, an aggregate of 3,809,973 shares would be available for awards under the Long-Term Stock Plan upon the approval of the proposed amendment to the Long-Term Stock Plan. Any Awards granted pursuant to the Long-Term Stock Plan are automatically adjusted to prevent dilution or enlargement in the event of any stock dividend, stock split, reorganization or other event affecting the Class A Stock. The market value of the Class A Stock as of June 11, 1999 was $47.1875 per share.

     The Long-Term Stock Plan is administered by a committee of the Company's Board of Directors (the "Stock Plan Committee"). The Long-Term Stock Plan is presently administered by the Human Resources Committee. The Stock Plan Committee may delegate its authority to others as provided in the plan, and the entire Board of Directors may act as the Stock Plan Committee. Under the Long-Term Stock Plan, the Stock Plan Committee is charged with responsibility for selecting the participants and for determining the number and type of Awards to be granted to each participant, the timing of the Awards, and any other terms and conditions applicable to the Awards.

     The persons who are eligible to participate in the Long-Term Stock Plan include directors and employees (including officers) of the Company and its subsidiaries. Four non-employee directors and approximately 4,400 employees are eligible to participate in the Long-Term Stock Plan; however, only directors and employees selected by the Stock Plan Committee or the Board of Directors will be granted Awards under the plan. Outstanding non-qualified options granted under the Long-Term Stock Plan are, as of May 28, 1999, held by approximately 700 employees.

     The Long-Term Stock Plan may be amended, modified or terminated by the Stock Plan Committee from time to time. No amendment, modification or termination of the Long-Term Stock Plan will be effective without stockholder approval if such approval is required under any applicable law or rule or any regulation of the stock market on which the Class A Stock is traded. The exercisability of any Award will terminate if the Stock Plan Committee determines that the participant is engaged in competition with the Company or has been terminated for "cause" as defined in the Long-Term Stock Plan.

     Stock options and stock appreciation rights previously granted pursuant to the Long-Term Stock Plan will not be affected by the amendment of the Long-Term Stock Plan and will remain outstanding until they are exercised, expire or otherwise terminate. The following table sets forth the aggregate number of options granted, on a split-adjusted basis, under the Long-Term Stock Plan to certain individuals and groups of individuals:

          Individual or Group of Individuals             Number of Options
          ----------------------------------             -----------------
          Marvin Sands                                        50,700
          Richard Sands                                      139,100
          Robert Sands                                       138,800
          Alexander L. Berk                                  103,000
          Daniel C. Barnett                                   74,400
          George Bresler                                       6,000
          James A. Locke, III                                  9,000
          Thomas C. McDermott                                  6,000
          Paul L. Smith                                        6,000
          All Executive Officers as a Group (8 persons)      630,000
          All Directors who are not Executive Officers
            as a Group (4 persons)                            27,000
          All employees other than Executive Officers      2,998,325

In addition, under the Long-Term Stock Plan, employees were granted, on a split-adjusted basis, 38,250 stock appreciation rights and one employee was granted a restricted stock award for 25,000 shares of Class A Stock.

     COVERED EMPLOYEE RESTRICTIONS. There are special rules under the Long-Term Stock Plan relating to the Chief Executive Officer of the Company, the four other most highly compensated executive officers of the Company and such other officers of the Company as the committee may designate ("Covered Employees"). These provisions are necessary for the Long-Term Stock Plan to comply with
Section 162(m) of the Internal Revenue Code. The aggregate fair market value of any restricted stock granted to any individual Covered Employee in any fiscal year may not exceed $2.5 million, and the aggregate fair market value of any other stock-based awards granted to any individual Covered Employee in any fiscal year may not exceed $2.5 million. Also, no individual Covered Employee may receive Awards in any fiscal year relating to a number of shares of Class A Stock in excess of 2 1/2% of the number of shares of Class A Stock outstanding on June 23, 1997.

     STOCK OPTIONS. Under the Long-Term Stock Plan, the Stock Plan Committee may grant Awards in the form of non-qualified options to purchase shares of Class A Stock. The Stock Plan Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and period during which the option may be exercised and the exercise price per share of stock subject to the option (which, except in the case of Covered Employees, may be less than the fair market value of the Class A Stock on the date of the grant). The exercise price of stock options granted to Covered Employees must be equal to or greater than the fair market value of the Company's Class A Stock on the date the stock option is granted. Unless otherwise determined by the Stock Plan Committee, stock options will become exercisable 20% per year on each of the first five anniversaries of the grant; however, they become immediately exercisable upon a change of control. The Stock Plan Committee has fixed the terms of recently granted options so that they automatically and fully vest after five years but may vest earlier, in whole or in part, based on increases in the market value of the Class A Stock over a specified period of time. Upon exercise, the option price may be paid in cash, shares of Class A Stock, a combination thereof, or such other consideration as the Stock Plan Committee may deem appropriate. Incentive stock options were at one time permitted to be granted under the Long-Term Stock Plan; however, no additional incentive stock options may be granted under it.

     STOCK APPRECIATION RIGHTS. The Long-Term Stock Plan authorizes the Stock Plan Committee to grant SARs either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment equal to the difference between the fair market value of a share of Class A Stock on the date the SAR is exercised and the SAR's reference price. A tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. Unless otherwise determined by the Stock Plan Committee, an SAR will become exercisable 20% per year on each of the first five anniversaries of the grant; however, they become immediately exercisable upon a change of control. The reference price of an SAR will be fixed by the Stock Plan Committee, but the reference price of a tandem SAR must be no less than the exercise price of its related stock option and the reference price of an SAR granted to a Covered Employee must equal or exceed the fair market value of a share of Class A Stock on the date of the grant. Upon the exercise of a stock option as to some or all of the shares covered by a tandem SAR, the related tandem SAR will automatically expire in accordance with the terms and conditions specified in the grant.

     RESTRICTED STOCK AWARDS. The Long-Term Stock Plan authorizes the Stock Plan Committee to grant Awards in the form of restricted shares of Class A Stock. Such Awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Stock Plan Committee deems appropriate, including restrictions on transferability and continued employment. The terms and conditions will include one or more performance criteria and performance targets for Covered Employees if the grant is intended to comply with Section 162(m) and may contain such criteria and targets under other circumstances and for other participants.

     OTHER STOCK-BASED AWARDS. The Stock Plan Committee may make other stock-based awards under the Long-Term Stock Plan. The other stock-based awards will be subject to such terms, conditions and limitations as the Stock Plan Committee deems appropriate, which will include one or more performance criteria and performance targets for Covered Employees if the grant is intended to comply with Section 162(m) and may contain such criteria and targets under other circumstances and for other participants.

     PERFORMANCE CRITERIA AND TARGETS. For each restricted stock award and other stock-based award to Covered Employees under the Long-Term Stock Plan intended to comply with Section 162(m), the Stock Plan Committee will establish specific annual performance targets for performance periods of one or more years (or partial years). The performance targets will be based on one or more of the following business criteria: fair market value of the Class A Stock, shareholder value added, cash flow, earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), return on equity, return on capital, return on assets or net assets, cost reduction or control, operating income or net operating income, operating margins/sales in one or more business segments or product lines, return on operating revenue, market share in one or more business segments or product lines, or on any combination thereof. Performance targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code. Concurrently with the selection of the performance targets, the Stock Plan Committee must establish an objective formula or standard for calculating the maximum Award granted to each Covered Employee. The Stock Plan Committee may adjust performance targets to take into account extraordinary items affecting the Company, as defined in the Long-Term Stock Plan. While the Stock Plan Committee has no authority to make upward adjustments to Awards to Covered Employees, it may in its discretion make such adjustments with respect to Awards to other employees.

     Covered Employees who are designated by the Stock Plan Committee as participants for a given performance period shall only be entitled to receive payments of Awards for such period to the extent that the pre-established objective performance targets set by the Stock Plan Committee for such period are attained. With regard to a particular performance period, the Stock Plan Committee will have the discretion, subject to the Long-Term Stock Plan's terms, to select the length of the performance period, the type(s) of performance criteria to be used, the performance targets that will be used to measure performance for the period and the performance formula that will be used to determine what portion, if any, of the Award has been earned for the period. Such discretion shall be exercised by the Stock Plan Committee in writing within the time prescribed by Section 162(m) of the Internal Revenue Code (generally, the first 90 days of the performance period) and performance for the period will be measured by the Stock Plan Committee following the end of the performance period.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A participant who receives a non-qualified stock option will not realize income upon the grant of the option. The participant will realize ordinary income at the time of exercise of non-qualified stock options in the amount of the difference between the exercise price and the fair market value of the Class A Stock on the date of exercise multiplied by the number of shares with respect to which the option is exercised. The Company is entitled to a deduction equal to the amount of such income at the time such income is realized by the participant.

     With respect to stock appreciation rights, participants will not realize any income at the time of grant. Upon exercise, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the participant. The Company will be entitled to a deduction in the amount of such income at the time such income is realized by the participant.

     Participants who receive grants of restricted stock should not realize income at the time of grant, assuming the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When such restrictions lapse, the participants will receive taxable income in an amount equal to the then fair market value of the Class A Stock. The federal income tax consequences of other stock-based awards will depend on the type of Award. Generally, a participant who receives a stock-based award in the form of a right to receive Company stock will recognize ordinary income equal to the fair market value of the stock when the stock is received by the participant and is no longer subject to a substantial risk of forfeiture. In either case, the Company will be entitled to a deduction of such amounts at the time the income is realized.

REASONS FOR APPROVAL

     The Board of Directors believes that it is desirable and in the best interests of the Company and its stockholders to provide employees and directors with incentives to maintain and enhance the Company's long-term performance. An increase in the number of shares of Class A Stock with respect to which Awards may be granted under the Long-Term Stock Plan will enable the Company to continue to provide such incentives.

VOTE REQUIRED

     Approval of Proposal No. 3 to approve the amendment to the Long-Term Stock Plan requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDMENT OF THE LONG-TERM STOCK PLAN AND ACCORDINGLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3. UNLESS OTHERWISE DIRECTED THEREIN, THE SHARES REPRESENTED BY YOUR PROXY, IF PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, WILL BE VOTED FOR SUCH PROPOSAL.


                                 PROPOSAL NO. 4
                                 --------------

                        SELECTION OF INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP, Certified Public Accountants, served as the independent auditors of the Company for the fiscal year ended February 28, 1999, and the Board of Directors has again selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending February 29, 2000. This selection will be presented to the stockholders for their ratification at the Meeting. If the stockholders do not approve this selection, the Board of Directors may reconsider its choice.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

     Approval of Proposal No. 4 to ratify the selection of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE SELECTION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING FEBRUARY 29, 2000 AND ACCORDINGLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 4. UNLESS OTHERWISE DIRECTED THEREIN, THE SHARES REPRESENTED BY YOUR PROXY, IF PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, WILL BE VOTED FOR SUCH PROPOSAL.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     In order for any stockholder proposal, submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), to be included in the Company's proxy statement to be issued in connection with the 2000 Annual Meeting of Stockholders, such proposal must be received by the Company no later than February 23, 2000.

     Any notice of a proposal, submitted outside the processes of Rule 14a-8 promulgated under the Act, which a stockholder intends to bring forth at the Company's 2000 Annual Meeting of Stockholders, will be untimely for purposes of Rule 14a-4 of the Act and the By-laws of the Company, if received by the Company after February 23, 2000.


                              FINANCIAL INFORMATION

     The Company has furnished its financial statements to stockholders in its 1999 Annual Report, which accompanies this Proxy Statement. In addition, the Company will promptly provide, without charge to any stockholder, on the request of such stockholder, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1999, as filed with the Securities and Exchange Commission (excluding the exhibits thereto). Written requests for such copies should be directed to Canandaigua Brands, Inc., Attention: Kristen H. Jenks, Vice President, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number (716) 218-2169.


                                      OTHER

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.


                                       BY ORDER  OF THE  BOARD OF DIRECTORS

                                       /s/ DAVID S. SORCE

                                       DAVID S. SORCE, Secretary

Fairport, New York
June 23, 1999

                                   APPENDIX A
                                   ----------

                               AMENDMENT NUMBER 6
                         TO THE CANANDAIGUA BRANDS, INC.
                        1989 EMPLOYEE STOCK PURCHASE PLAN

     This Amendment Number 6 to the Canandaigua Brands, Inc. 1989 Employee Stock Purchase Plan (the "Plan") was approved pursuant to Paragraph 20 of the Plan by the Board of Directors of Canandaigua Brands, Inc. (the "Company") and is subject to stockholder approval. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan.

     1. Paragraph 6 is amended, effective December 22, 1998, by deleting the present paragraph in its entirety and substituting in its place the following:

          6. ELIGIBILITY. Any employee of the Company or any subsidiary of the Company who, on the Effective Date of that Offering under the Plan, is customarily employed for more than seventeen and one-half (17 1/2) hours per week and for more than five (5) months per year may participate in that Offering; PROVIDED, that
               (1) the employee does not own stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company, as defined for purposes of Section 423(b)(3) of the Code, (2) the employee is not a member of the Committee, and (3) the employee is employed by the Company or a subsidiary of the Company that the Committee designates as being a subsidiary whose employees are eligible to participate in the Plan. Notwithstanding any provision to the contrary, the Committee is authorized to designate the subsidiaries of the Company whose employees are eligible to participate in the Plan.

     2. Paragraph 20 is amended, effective December 22, 1998, by deleting the present paragraph in its entirety and substituting in its place the following:

          20. AMENDMENT OF THE PLAN. To the extent permitted by law, the Board of Directors may at any time and from time to time make such changes in the Plan and additions to it as it deems advisable; provided, however, that except as provided in Paragraphs 18 and 19 hereof, and except with respect to changes or additions in order to make the Plan comply with Section 423 of the Code, the Board may not make any changes or additions which would adversely affect subscription rights previously granted under the Plan and may not, without the approval of the stockholders of the Company, make any changes or additions which would (a) increase the aggregate number of shares of Class A Stock subject to the Plan or which may be subscribed to by an employee, (b) decrease the minimum purchase price for a share of Class A Stock, or (c) change any of the provisions of the Plan relating to eligibility for participation in Offerings, provided that the Committee is authorized to designate without stockholder approval the subsidiaries of the Company whose employees are eligible to participate in the Plan.

     3. This Amendment becomes effective December 22, 1998, subject to stockholder approval. If stockholder approval is not obtained within 12 months of the date the Amendment was adopted by the Board of Directors of the Company, the Amendment will be retroactively rescinded.

     IN WITNESS WHEREOF, Canandaigua Brands, Inc. has caused this instrument to be executed as of December 23, 1998.
                           --
                                                   CANANDAIGUA BRANDS, INC.

                                                   By: /s/ Richard Sands
                                                       ------------------------
                                                       Richard Sands, President

                                   APPENDIX B
                                   ----------


                           AMENDMENT NUMBER TWO TO THE
                            CANANDAIGUA BRANDS, INC.
                         LONG-TERM STOCK INCENTIVE PLAN


     This Amendment Number Two to the Canandaigua Brands, Inc. Long-Term Stock Incentive Plan, as amended (the "Plan"), was approved pursuant to Section 19 of the Plan by the Board of Directors of Canandaigua Brands, Inc. (the "Company"), acting in its capacity as the Committee under the Plan, and by the stockholders of the Company. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto.

     The Plan is hereby amended to increase the number of shares of the Company's Common Stock with respect to which Awards may be made under the Plan from four million shares to seven million shares by amending the first sentence of the first paragraph of Section 4 of the Plan to read in its entirety as follows:

     The total number of shares of the Company's Common Stock available for Awards under the Plan in the aggregate shall not exceed seven million shares.

     In witness whereof, Canandaigua Brands, Inc. has caused this instrument to be executed as of July ___, 1999.

                                               CANANDAIGUA BRANDS, INC.


                                               By:  ___________________________
                                                    Richard Sands, President

P R O X Y

                            CANANDAIGUA BRANDS, INC.

             PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK


     The undersigned hereby appoints David S. Sorce and Thomas S. Summer, or any one of them, proxies for the undersigned with full power of substitution to vote all shares of CANANDAIGUA BRANDS, INC. (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at One Chase Square, Rochester, New York, on Tuesday, July 20, 1999, at 11:00 a.m., local time, and at any adjournments thereof (the "Meeting").

     Class A Stockholders, voting as a separate class, are entitled to elect two directors at the Meeting. Class B Stockholders, voting as a separate class, are entitled to elect five directors at the Meeting. Please refer to the Proxy Statement for details. Your Shares of Class A Common Stock and/or Class B Common Stock appear on the back of this card. Note that Shares (if any) designated as "EMP STK PURCHASE" refer to Shares of Class A Common Stock. PLEASE SIGN ON THE BACK.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY THE UNDERSIGNED. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD, THE SHARES REPRESENTED BY A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS
                                                   ---
AND, UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY A SIGNED PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4.
         ---


     TO APPROVE THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE BACK. YOU NEED NOT MARK ANY BOXES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              [SEE REVERSE SIDE]

                                    BALLOT                    PLEASE MARK
                                                              YOUR VOTES AS  [X]
                                                              INDICATED IN
                                                              THIS EXAMPLE

1.   Election  of  Directors:  To elect  Directors  as set  forth  in the  Proxy
     Statement.

       CLASS A STOCKHOLDERS                        CLASS B STOCKHOLDERS

Thomas C. McDermott, Paul L. Smith          George Bresler, James A. Locke, III,
                                            Marvin Sands, Richard Sands, Robert
                                            Sands

 FOR BOTH   [  ]    WITHHELD  [  ]            FOR ALL   [  ]     WITHHELD  [  ]
 NOMINEES           FROM BOTH                 NOMINEES           FROM ALL
(except as          NOMINEES                (except as           NOMINEES
 noted below)                                noted below)


[  ]                                         [  ]
     ------------------------------               -----------------------------
     FOR, except vote withheld                    FOR, except vote withheld
     from nominee identified on                   from nominee(s) identified on
     above line.                                  above line.

2. Proposal to approve Amendment Number 6 to the Company's 1989 Employee Stock Purchase Plan.

                  FOR                AGAINST               ABSTAIN
                  [  ]                [  ]                  [  ]

3. Proposal to approve Amendment Number Two to the Company's Long-Term Stock Incentive Plan.

                  FOR                AGAINST               ABSTAIN
                  [  ]                [  ]                  [  ]

4. Proposal to ratify selection of Arthur Andersen LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending February 29, 2000.

                  FOR                AGAINST               ABSTAIN
                  [  ]                [  ]                  [  ]

5. In their discretion, the proxies are authorized to vote upon such other business not known at the time of the solicitation of this Proxy as may properly come before the Meeting or at any adjournments thereof.

[  ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


     The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement for the Company's 1999 Annual Meeting, describing more fully the proposals set forth herein.


SIGNATURE                                       DATE
          ------------------------------------       ---------------------------

SIGNATURE                                       DATE
          ------------------------------------       ---------------------------

NOTE: PLEASE DATE THIS PROXY AND SIGN YOUR NAME ABOVE EXACTLY AS IT APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING. IF THE STOCKHOLDER IS A CORPORATION OR OTHER ENTITY, THE FULL ENTITY NAME SHOULD BE INSERTED AND THE PROXY SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE ENTITY, INDICATING HIS OR HER TITLE OR CAPACITY.